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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Tata Motors Limited

(Name of Issuer)

Ordinary Shares, par value Rs.10 per share

(Title of Class of Securities)

8765685024 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Tata Sons Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

84487717
6. Shared Voting Power

43984712
7. Sole Dispositive Power

84487717
8. Shared Dispositive Power

43984712

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Ewart Investments Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

501191
6. Shared Voting Power

0
7. Sole Dispositive Power

501191
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Tata Steel Limited (formerly Tata Iron and Steel Company Limited)
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

32378410
6. Shared Voting Power

847973
7. Sole Dispositive Power

32378410
8. Shared Dispositive Power

847973

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Kalimati Investment Company Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

847973
6. Shared Voting Power

0
7. Sole Dispositive Power

847973
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

-33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Tata Investment Corporation Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

1550000
6. Shared Voting Power

0
7. Sole Dispositive Power

1550000
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Tata Industries Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

7734255
6. Shared Voting Power

0
7. Sole Dispositive Power

7734255
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Tata AIG Life Insurance Company Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

11000
6. Shared Voting Power

0
7. Sole Dispositive Power

11000
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Tata International Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

270961
6. Shared Voting Power

0
7. Sole Dispositive Power

270961
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Tata Chemicals Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

603207
6. Shared Voting Power

1550000
7. Sole Dispositive Power

603207
8. Shared Dispositive Power

1550000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons.

Tata Tea Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

20000
6. Shared Voting Power

0
7. Sole Dispositive Power

20000
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons.

Sir Ratan Tata Trust
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

171840
6. Shared Voting Power

0
7. Sole Dispositive Power

171840
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Sir Dorabji Tata Trust
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

161792
6. Shared Voting Power

0
7. Sole Dispositive Power

161792
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

J R D Tata Trust
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

21056
6. Shared Voting Power

0
7. Sole Dispositive Power

21056
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

-33.4%
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Voltas Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

9682
6. Shared Voting Power

0
7. Sole Dispositive Power

9682
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Lady Tata Memorial Trust
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

288
6. Shared Voting Power

0
7. Sole Dispositive Power

288
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Af-taab Investments Company Limited
2.	Check the Appropriate Box if a Member of a Group
(a) Not Required
(b) Not Required
3.	SEC Use Only

4.	Citizenship or Place of Organization

The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

58033
6. Shared Voting Power

0
7. Sole Dispositive Power

58033
8. Shared Dispositive Power

0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128827405
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares.

Not Applicable
11.	Percent of Class Represented by Amount in Row (9)

- 33.4%
12.	Type of Reporting Person

CO

Item 1.	(a)	Name of Issuer

Tata Motors Limited

	(b)	Address of Issuer’s Principal Executive Offices

Bombay House, 24, Homi Mody Street, Mumbai - 400 001, Maharashtra, India

Item 2.	(a)	Name of Person Filing

Each of the following is hereinafter individually referred to as a ‘Reporting Person’ and collectively as the ‘Reporting Persons’. This statement is filed on behalf of -

Tata Sons Limited

Tata Steel Limited

Tata Investment Corporation Limited

Tata Industries Limited

Tata International Limited

Ewart Investments Limited

Tata Chemicals Limited

Tata Tea Limited

Sir Ratan Tata Trust

Kalimati Investment Company Limited

Sir Dorabji Tata Trust

J R D Tata Trust

Af-Taab Investments Company Limited

Lady Tata Memorial Trust

Tata AIG Life Insurance Company Limited

Voltas Limited

	(b)	Address of Principal Business Office or, if none, Residence:

The principal office of each Reporting Person except as mentioned below is Bombay House, 24, Homi Mody Street, Mumbai - 400 001, Maharashtra, India

Tata Tea Limited, 1 Bishop Lefroy Road, Calcutta - 20, India

Voltas Limited, Voltas House, ‘A’ Block, Dr Babasaheb Ambedkar Road, Chinchpokli, Mumbai - 400 033

	(c)	Citizenship

Republic of India

	(d)	Title of Class of Securities

Ordinary Shares, par value Rs.10 per share

	(e)	CUSIP Number

8765685024

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Incorporated by reference to Items (5) to (9) and (11) of the cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

By filing this Schedule 13G as a joint filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the ‘Act’), the Reporting Persons are not affirming the existence of a group. In addition, this schedule 13G shall not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G as to which such Reporting Person may be deemed to have shared voting power or shared dispositive power as described in the cover pages of this Schedule 13G and in Exhibit 1 hereto.

By making this disclosure, the Reporting Companies expressly disclaims:

	1.	the existence of any group relating to their ownership of shares

	2.	any control relationship between any or all of Reporting Companies

	3.	any beneficial ownership by any or all of Reporting Companies

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

	(a)	Not Applicable

	(b)	Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated : February 9, 2007

Tata Sons Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Ewart Investments Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Tata Steel Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Kalimati Investment Company Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Tata Investment Corporation Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Tata Industries Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Tata International Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Tata Chemicals Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Tata Tea Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Sir Ratan Tata Trust

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Sir Dorabji Tata Trust

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

J R D Tata Trust

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Lady Tata Memorial Trust

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Af-taab Investments Company Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Voltas Limited

By:	/s/ F N Subedar
Name:	F N Subedar
Title:	Attorney-in-fact*

Tata AIG Life Insurance Company Limited

By:	/s/ F K Kavarana
Name:	F K Kavarana
Title:	Director

*	Pursuant to Powers of Attorney dated as of February 14, 2005 and September 12, 2005 previously filed by certain of the Reporting Persons as Exhibit 3 to Schedule 13G on February 14, 2005 and Exhibit 3 to Amendment No.1 to Schedule 13G filed on September 12, 2005.

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations

(See 18 U.S.C. 1001)